Exhibit 14.2

Jefferies Financial Group Inc.

Code of Business Practice

Introduction

This Code of Business Practice (this “Code”) applies to Jefferies Financial Group Inc. and all of its subsidiaries (collectively, the “Company”), and the Company’s employees, officers and directors (“you”), as well as consultants and others with whom the Company conducts business. The Company, in adopting this Code, has recognized the importance to the Company of conducting its business in full compliance with all applicable laws and regulations. The Company has also adopted other policies and practices, which are referenced herein and available on the Company’s website or Intranet.

This Code has been prepared to help you understand the Company’s standards of business practice and to stimulate awareness of issues that may be encountered in carrying out their responsibilities to the Company and how to deal with such issues. It is essential that each employee, officer and director take the appropriate time to read this Code and to develop a working knowledge of its provisions. Each employee and officer will be required to annually certify in writing his or her receipt and review of this Code.

No code could ever anticipate every decision that an individual may face in business. Whenever there is doubt about the right choice to make, you should seek guidance and ask questions about the right thing to do, and to keep asking until it is obtained.

Reporting Violations or Raising Concerns

Each employee, officer and director is responsible for promptly reporting any circumstances that such person believes in good faith may constitute a violation of this Code, as well as other policies of the Company. As set forth in further detail in Section 16 below, suspected violations should be reported (including confidential and anonymous reports) either by:

1.	Calling, writing or emailing the General Counsel;

2.	Calling the Action Line at the phone number listed in this Code; or

3.	Writing to the Chair of the Audit Committee at the address listed in this Code.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation that you believe may violate or lead to a violation of this Code and are unsure what to do, you should seek guidance from your manager, supervisor or other appropriate personnel. Details regarding reporting procedures are also contained in the Whistleblower Policy. Employees outside the United States should also refer to local Whistleblower Policies available on the Intranet.

1. Compliance with Laws, Rules and Regulations

The Company requires its employees, officers and directors to comply with all applicable laws and regulations of the United States and the countries where the Company does business.

Violation of domestic or foreign laws and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties.

2. Conflicts of Interest

The Company expects you to avoid conflicts of interest. You are accountable for acting in the Company’s best interests and carefully avoiding even the appearance of having a conflict of interest.

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A “conflict of interest” occurs when an individual’s private interests interfere—or even appears to interfere- in any way with the interests of the Company as a whole. A conflict of interest can arise when an individual takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an individual, or member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

The best policy is to avoid any business connection with our customers, suppliers or competitors, except on our behalf or unless authorized by the Company or otherwise permitted by this Code. You are not allowed to work for a competitor, even as a consultant. The Company recognizes that there may be instances where it is appropriate to enter into a business arrangement with another company in which an employee, officer or director may have an interest. You must disclose any such proposed arrangement, which will require the advance approval of the General Counsel (or his or her designee) or the Board of Directors (or a designated committee thereof) unless (i) such arrangements are on terms at least as favorable to the Company as may be realized by the Company from an unaffiliated party; (ii) undertaken at the request of the Company; or (iii) such interest is de minimus (defined as an investment in a business representing 1% or less of any class of a publicly-traded entity, provided that the value of the investment does not represent more than 5% of the net worth of the individual).

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your manager, supervisor or other appropriate personnel. If you become aware of a conflict of interest or potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code. Directors, executive officers and substantial shareholders of the Company and their immediate family members and affiliates are also subject to and should be familiar with the Company’s Related Person Transaction Policy.

3. Confidentiality and Insider Trading

It is illegal for employees, officers and directors to use material, non-public information about the Company for any purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. The Company has adopted the Insider Trading and Anti-Tipping Policy which prohibits trading by employees, officers and directors in securities of the Company or Related Companies (as defined in that policy) while they are aware of material, non-public information relating to the Company or Related Companies. You are expected to know and adhere to that policy.

4. Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the General Counsel or the Board of Directors (or a designated committee thereof). No employee, officer or director may use corporate property, information, or position for personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Non-management Directors are not required to refer to the Company any opportunity unless they first learn of such opportunity in their capacity as a Director of the Company. In this regard, the Company recognizes that Directors may make and maintain investments in public and private companies.

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5. Independent Auditors

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose of rendering the financial statements of the Company misleading.

6. Fair Dealing; Gifts

You must act honestly and not engage in unfair dealing practices or to violate the law. You should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

The Company recognizes that each individual has his own standards, which may differ from person to person. The Company expects each individual to carefully consider his or her actions before engaging in any activity that could be detrimental to the Company’s interests.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships. No business gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer, director, family member or agent unless it meets the following criteria: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value (4) is not and cannot be construed as a bribe or payoff and (5) does not violate any law or regulation. Please discuss with your manager, supervisor, or the General Counsel any business gift or entertainment or proposed gift or entertainment that you are not certain is appropriate. As set out in Section 14: Anti-Bribery, Anti-Corruption and Payments to Government Personnel, employees must obtain approval from the General Counsel before providing anything of value to a Government Official, which is broadly defined to include any employee of a government agency, state owned or controlled entity, political party or candidate, or public international organization like the United Nations or the European Union.

For the avoidance of doubt, no employee, officer, director, agent or member of their immediate family shall accept from any person or outside concern which does business or competes with the Company, any compensation, cash gift (or equivalent), extravagant gift, loan, lavish entertainment or other substantial favor for their personal benefit. Nor shall any employee, officer, director, agent or member of their immediate family solicit from any such party any compensation, cash gift (or equivalent), gift of any kind, loan, entertainment of any kind or other substantial favor for their personal benefit. Employees, officers, directors, agents or members of their respective immediate families are not prohibited from obtaining loans, made or provided in the ordinary course of business, or other services from banks or other financial institutions which may have relationships with the Company.

In general, employees, officers, directors, and agents may not, directly or indirectly, give or permit to be given, anything of value, including gifts, gratuities, use of property or other goods or services, to a customer. Employees, officers, directors, and agents may engage in ordinary and usual business travel and entertainment, such as business meals or attending a sporting event or show with a customer’s employees or representatives. Please also refer to the Company’s Business Gifts & Entertainment Policy.

7. Equal Employment Opportunity and Diversity

The Company is dedicated to fostering a workplace that promotes equal employment opportunity, inclusion and respect for all. To that end, the Company is committed to compliance with all federal, state, and local equal employment opportunity laws. Further, we seek to enrich the Company by recruiting individuals from diverse cultures and backgrounds with wide ranging experience and academic achievement from all over the world.

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8. Record-Keeping and Public Disclosure

The Company’s accounting records are relied upon to produce reports for the Company’s management, rating agencies, investors, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All employees, officers and directors – and, in particular, the Company’s Chair of the Board, Chief Executive Officer, President, Chief Financial Officer, Controller and Treasurer – have a responsibility to ensure that the Company’s accounting records do not contain any false or intentionally misleading entries and that all disclosure in reports and documents that the Company files with or submits to the U.S. Securities and Exchange Commission and all other public communications are full, fair, accurate, timely and understandable.

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We do not permit intentional inaccuracies in reporting, falsehoods or misclassification of transactions as to accounts, departments or accounting periods, all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period and all applicable records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses.

•	All accounting records must be kept and presented in accordance with the laws of each applicable jurisdiction and applicable generally accepted accounting principles.

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Any credible information which an employee, officer or director becomes aware that would place in doubt the accuracy and completeness in any material respect of any Company disclosures should promptly be brought to the attention of the Company’s General Counsel or any member of the Company’s Board of Directors (or a designated committee thereof).

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Any credible information of which an employee, officer or director becomes aware that indicates any deficiency in the Company’s internal control over financial reporting and/or the Company’s disclosure controls and procedures should promptly be brought to the attention of the Company’s General Counsel, the Chair of the Audit Committee or any member of the Company’s Board of Directors (or a designated committee thereof).

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Any effort to mislead or coerce the independent auditors or those performing an internal audit function concerning issues relating to the audit, accounting or financial disclosure has serious legal consequences for the perpetrator, including criminal sanctions, and for the Company, and is strictly prohibited.

In addition, many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to email, internal memos, and formal reports.

Records should always be retained or destroyed according to any applicable record retention policy of the Company. In accordance with those policies, in the event of litigation or governmental investigation please consult the General Counsel. If you believe, or the Company informs you that the Company’s records are relevant to any litigation or potential litigation (i.e., a dispute that could result in “litigation”), you must preserve those records until the General Counsel advises otherwise.

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9. Confidentiality

You must maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated or made to government officials in connection with possible violations of the law.

Confidential information includes all non-public information about the Company that might be of use to competitors, or harmful to the Company or its customers if disclosed. The obligation to preserve confidential information continues even your service to the Company ends. The Company’s policies prohibiting disclosure of confidential information to third parties shall not be applied or construed to prohibit employees, officers and directors from communicating with a government agency, participating in any investigation by a government agency, or submitting a charge or complaint with a government agency, in each case without authorization from or notification to the Company.

10. Communication of Company Information; Regulation FD (Fair Disclosure)

You may not disclose material, nonpublic information about the Company to anyone outside of the Company, including, without limitation, family members, business acquaintances and friends.

In addition, any communication of such information to other employees should be made only in those instances where the other person’s need to know the information serves a valid business purpose of the Company. Accordingly, all information relating to the financial condition or operating results of the Company or to a major transaction in which the Company is involved or other information which a reasonable investor would consider important in reaching an investment decision should be kept confidential.

It is equally important that any information concerning the Company that is intended to be publicly disclosed be presented in an accurate manner since the Company may incur liability resulting from inaccurate or otherwise misleading information disseminated to the investing public. Employees should not discuss any confidential or sensitive information about the Company’s business or the business activity of its customers outside of the Company.

Federal securities laws prohibit the Company from disclosing material, nonpublic information to market professionals (analysts, broker-dealers, investment advisers, institutional investment managers, and investment companies), and with security holders that may foreseeably trade on the basis of the disclosed information unless the information is simultaneously disclosed to the public generally. The Code and more specifically, the following are designed to comply with these laws.

•	No one is permitted to selectively disclose material, nonpublic information about the Company to market professionals or investors.

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Only the following Company officers, or their designees, are authorized to communicate with members of the press or other persons (for example, market professionals and investors) with respect to inquiries regarding the Company:

–	Chair

–	Chief Executive Officer

–	President

–	General Counsel

–	Chief Financial Officer

–	Chief Marketing Officer

–	Secretary

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If you believe that material, nonpublic information may have been disclosed to a market professional or investor, you must immediately contact the General Counsel. Steps to protect the Company and the disclosing person may still be available. Applicable law gives the Company a short period, generally 24 hours after discovery of an inadvertent disclosure of material, nonpublic information, to disclose such information to the public.

11. Protection and Proper Use of Company Assets

You should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used in accordance with Company policy, which may include the incidental or otherwise approved use for personal purposes. Any suspected incident of fraud, theft, loss or waste should be immediately reported for investigation.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy and could also be illegal and result in civil or even criminal penalties.

12. Anti-Money Laundering Policy

As part of the Company’s ongoing commitment to prevent money laundering and ensure that the Company is not being used to facilitate criminal activity, including terrorism-related activity, the Company has adopted an Anti-Money Laundering Policy. This policy applies to all employees and consultants working at the Company. You must thoroughly read the policy, which serves both as the Company’s mission statement and as a guide for the prevention of money laundering. It is intended to protect both you and the Company. The Company is committed to adhering to all laws and regulations designed to combat money-laundering activity and has devised controls and procedures to meet this end.

13. Anti-Bribery, Anti-Corruption and Payments to Government Personnel

The Company prohibits bribery in any form and it is illegal. Employees are required to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and any other applicable anti- bribery or anti-corruption law. Under these laws, employees may not give, promise, or offer directly or through other persons, anything of value to any person in order to improperly influence actions or gain an unfair business advantage. These rules cover cash, gifts, entertainment, political or charitable contributions, or assistance with job placement, etc.

Employees must be particularly sensitive to and obtain approval from the General Counsel before providing anything of value to a Government Official, which is broadly defined to include any employee of a government agency, state owned or controlled entity, political party or candidate, or public international organization like the United Nations or the European Union.

14. Political Contribution Compliance

The Company has adopted a separate Political Contribution Compliance Policy. Each employee, officer and director is responsible for understanding and adhering to this policy.

15. Health and Safety

The Company strives to conduct its business in a responsible manner to minimize operational impacts on human health and the environment. The Company has adopted a separate Health and Safety Policy.

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16. Human Rights

The Company commitment to upholding human rights is a core value in shaping how it conducts business worldwide. Respect for human rights is much more than meeting customer and investor expectations or legal obligations. As vital as those aspects are, managing risks to rights holders is the right thing to do, and is good for the Company’s business. As part of the Company’s commitment to upholding human rights as a core value, the Company has adopted a Human Rights Statement.

17. Modern Slavery and Human Trafficking

The Company aims to ensure that its own operations and, so far as possible, its suppliers’ operations, are free of slavery, servitude, forced or compulsory labor (collectively, “modern slavery”) and human trafficking, and that the fundamental human rights of all of the Company’s employees and contractors are upheld.

If, at any time, you become aware of or suspect the existence of modern slavery or human trafficking in the Company’s operations or supply chains relevant to the Company’s business in the UK which are subject to the UK Modern Slavery Act 2015, the Company expects you to contact the General Counsel as soon as possible. Once the concern has been reported, the Company will investigate the matter immediately and will ensure that the necessary action will be taken quickly to resolve the matter.

18. Privacy Policy

In the course of our business, our employees or representatives will have access to customer’s nonpublic personal information. Every employee, officer and director must hold all client information confidential and comply with the Company’s Privacy Policy. The Company protects nonpublic information from access by third parties by maintaining physical, electronic and procedural safeguards. We limit access to client information to those employees who are trained in the proper handling of nonpublic client information and who need access to the information to perform their job functions.

19. Discrimination and Harassment Free Workplace

The Company offers a work environment free of discrimination and harassment. The Company does not tolerate discrimination or harassment by or against managers, coworkers, or non-employees in the workplace on the basis of race, color, age, sex, sexual orientation, gender identity or expression, national origin, ancestry, religion, marital status, medical condition, disability, pregnancy, veteran status, genetic information and/or any other factor protected by law. For additional information, review the Respect in the Workplace Policy. If you believe that you have been or are being discriminated against or harassed or believe you have observed discrimination against or harassment of another employee, the Company encourages you to notify your manager or the General Counsel as soon as possible. The Company will investigate promptly and will make efforts, to the extent practicable, to protect confidentiality in the course of the investigation.

20. Reporting any Illegal or Unethical Behavior; Raising Concerns

You are encouraged to raise any good faith concerns or complaints regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls or complaints regarding violations of the Company’s accounting policies, compliance with any legal or regulatory requirements, this Code or any of the Company’s other compliance policies or procedures, including harassment, or any other matter that could cause serious damage to the Company’s reputation (“Complaints”) in accordance with Section 21, Compliance Procedures, of this Code or the Company’s Whistleblower Policy. You may submit a good faith Complaint without fear of dismissal or retaliation of any kind.

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Anyone who in good faith brings information to the attention of any of his or her supervisors, the General Counsel, or the Board of Directors (or any other director, officer or committee of the Board) shall not be disadvantaged or discriminated against in any term or condition of his or her employment (including the opportunity for promotion) or otherwise retaliated against by reason of the employee taking such action. Anyone who in good faith takes appropriate action in response to any such Complaint, including undertaking any investigation or reporting the matter to another authority within the Company, shall not be disadvantaged or discriminated against in any term or condition of his or her employment (including the opportunity for promotion) or otherwise retaliated against by reason of the complainant taking such action. You are expected to cooperate in internal investigations of misconduct. Cooperation includes but is not limited to providing the Company with access to Company-issued and personal mobile devices, IT passwords and access codes.

Employees, officers and directors must read the Company’s Whistleblower Policy.

21. Compliance Procedures

You may raise Complaints in accordance with the Company’s Whistleblower Policy or through any of the following channels that you feel most comfortable.

1.	To your supervisor, who in turn must forward the Complaint to the appropriate channels.

2.	To the Company’s General Counsel as follows:

–	in writing to the attention of Michael Sharp, General Counsel, 520 Madison Avenue, New York, New York 10022;

–	via email at MSharp@Jefferies.com; or

–	by calling the General Counsel at 1-800-688-3054.

You may also contact the General Counsel as described above if you have any questions on this Code or the Company’s policies.

3.	To the Action Line as follows:

Employees may anonymously and/or confidentially report questionable behavior to the Company’s Action Line by calling (U.S.) (800) 445-2431 or (international) (203) 247-1162. The Action Line is a special telephone line that is available 24 hours a day and is monitored by a third party. Information from each call will be provided to the General Counsel for evaluation, on a confidential basis where requested.

Each caller will be given a PIN or password with respect to their Complaint to the Action Line. After making a Complaint through the Action Line, a caller may call back to provide additional information or inquire about the status of a prior Complaint. Callers who are employees, officers or directors of the Company will have the ability to have their identity and the confidentiality of their communications protected. All other callers will not be given anonymous and confidential treatment.

Information about each Complaint will be provided, on a confidential basis if required by the Code, to the General Counsel for evaluation in accordance with the Company’s Whistle Blower Policy. A copy of the Complaint Number for each Complaint will be provided to the Corporate Secretary.

4.	Complaints may also be made directly to the Chair of the Audit Committee in writing as follows:

–	to the attention of the Chair of the Audit Committee of Jefferies Financial Group Inc., 520 Madison Avenue, New York, New York 10022.

If requested, any Complaint received from employees will be treated confidentially or anonymously, as applicable, to the extent reasonable and practicable under the circumstances.

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The Company does not permit retaliation of any kind against employees, officers or directors for making good faith Complaints, reporting of violations of this Code or providing assistance to the Audit Committee or the Company’s management or any other person or group, including any governmental, regulatory or law enforcement body, investigating or otherwise helping to resolve any Complaint. Nothing in this Code limits an employee’s ability to communicate with government agencies regarding possible violations of law, or to participate in any investigation or proceeding that may be conducted by any governmental agency, including providing documents or other information.

22. Sanctions for Violations

Any alleged violations of this Code will be reviewed by the General Counsel (or their respective designee), or, in appropriate circumstances, by the Board of Directors (or a designated committee thereof), which will determine the appropriate action to take. Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment. In the event of a violation of this Code by a director or officer, the Board or its designee shall determine the appropriate actions to be taken. Sanctions will be designed to deter future violations of this Code and to promote accountability.

In determining the appropriate sanction in a particular case, the Board, (or a designated committee thereof) or the Company’s management, as appropriate, may consider the nature and severity of the violation, and whether it was a single occurrence or repeated occurrences, whether it was intentional or inadvertent, whether the individual(s) involved had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

23. Review; Amendments; Waivers

The Board of Directors shall review the operation and adequacy of this Code annually. Any non- ministerial amendment to this Code shall be submitted to the Board of Directors for approval. Any waiver of any provision of this Code for officers or directors of the Company must be approved by the Board of Directors or a committee of the Board of Directors and will be promptly disclosed as required by applicable securities law and/or stock exchange rules.

24. Conflict with Subsidiary Company Code of Business Practice

The Company recognizes that one or more of its operating subsidiaries have codes of business practice that have been approved by their respective boards of directors. If any provision contained in this Code conflicts with any provision contained in a subsidiary company’s code of business practice, the provisions of this Code shall prevail. Employees of certain subsidiaries must also comply with the Jefferies Employee Handbook and other applicable policies and precedents.

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